SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

Chesterfield, Missouri
April 14, 2014
To the Shareholders of Reinsurance Group of America, Incorporated:

The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Company’s principal executive offices located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 on May 21, 2014, commencing at 2:00 p.m., at which meeting only holders of record of the Company’s common stock at the close of business on March 31, 2014 will be entitled to vote, for the following purposes:

1.	To elect two directors for terms expiring in 2016 and three directors for terms expiring in 2017;

2.	To vote to approve the compensation of the Company’s named executive officers on a non-binding, advisory basis;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By

J. Cliff Eason Chairman of the Board

William L. Hutton Secretary

PROXY STATEMENT SUMMARY

You have received these proxy materials because the Board of Directors is soliciting your proxy to vote your shares at the 2014 Annual Shareholders’ Meeting. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“##”) are supplied to help you find additional information in this proxy statement. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on April 14, 2014.

Annual Shareholders’ Meeting

Time: May 21, 2014, 2:00 p.m., Central time
Place: 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017
Record Date: Close of business on March 31, 2014

Voting Matters and Board Recommendations

PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
Election of Directors	FOR	3
Advisory Vote to Approve Executive Compensation	FOR	44
Ratification of the appointment of Deloitte & Touche as Independent Auditor for fiscal 2014	FOR	45

How to Cast Your Vote

You can vote by any of the following methods:

•	via the internet (www.investorvote.com/rga) by 11:59 p.m., Eastern Time, on May 20, 2014.

•	via telephone by calling 1-800-652-VOTE (8683) by 11:59 p.m., Eastern Time, on May 20, 2014.

•
if you received a proxy card or voting instruction form in the mail, by completing, signing, dating, and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card.

•	in person, at the 2014 Annual Shareholders’ Meeting.

Board Nominees (page 4)

NAME	DIRECTOR SINCE	INDEPENDENT	ELECTION FOR TERM ENDING	COMMITTEE MEMBERSHIPS
Christine R. Detrick	2014	Yes	2016	Audit; Nominating & Governance
Joyce A. Phillips	2014	Yes	2016	Compensation; Nominating & Governance
Arnoud W.A. Boot	2009	Yes	2017	Audit; FIRM
John F. Danahy	2009	Yes	2017	Audit; Compensation
J. Cliff Eason	1993	Yes	2017	Compensation; Nominating & Governance

i

Information about our Board and its Committees (page 14)

	NUMBER OF MEMBERS	PERCENT INDEPENDENT	NUMBER OF MEETINGS IN 2013
Full Board	10	90%	8
Audit	4	100%	8
Compensation	5	100%	6
Finance, Investment, Risk Management	5	80%	7
Nominating & Governance	5	100%	5

Governance Facts

Size of Board	10
Number of Independent Directors	9
Audit and Compensation Committees Comprised Entirely of Independent Directors	Yes
Independent Presiding Director	Yes
Separate Chairman and CEO	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Advisory Vote on Executive Compensation	Annual
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policy	Yes
Shareholder Rights Plan (Poison Pill)	No

2013 Business Highlights

Aside from an after-tax charge of approximately $184 million, or $2.53 per diluted share, to increase claims liabilities in Australia in the second-quarter, 2013 full-year results were relatively strong including record revenues in excess of $10 billion. Summarized below are some key highlights of our financial performance for 2013:

•	2013 total shareholder return (TSR) was 46.7%.

•	Our net operating income for 2013 decreased 30.6% to $358.4 million, or $4.95 per diluted share.* The decrease was primarily attributable to the second-quarter charge in Australia, described above.

•	Our net premiums increased $347.4 million, or 4.4%, compared to 2012.

•	2013 revenues exceeded $10 billion

For additional information on our 2013 financial performance, see our 2013 Annual Report on Form 10-K.

*See “Appendix A: Use of Non-GAAP Financial Measures” for reconciliations to GAAP figures.

ii

2013 Executive Compensation Highlights

ANNUAL BONUS PLAN (based only on overall Company financial performance)
Payout	38.4% of target
Metric	Actual Results	% of Target Payout
Operating Income Per Share	$4.95/share	0.0%
Annual Consolidated Revenue	$10.3 billion	122.8%
New Business Embedded Value	$444 million	200.0%
2011-2013 PERFORMANCE CONTINGENT SHARE PROGRAM
Payout	To be approved late April 2014
Metric	Actual Results	% of Target Payout
Cumulative Three-Year Revenue Metric	8.0%	75.8%
Three-Year Operating Return on Equity (ROE)	10.3%	0.0%
Three-Year Relative Return on Equity	To be approved late April 2014	To be approved late April 2014
Primary Components of Executive Compensation (page 24)

COMPONENT	FORM		KEY FEATURES
Base Salary	Cash	●	Intended to attract and retain top talent
		●	Generally positioned near the 50th percentile of our pay level peer group, but varies with individual skills, experience, responsibilities, and performance
		●	Represents approximately 31.9% of named executive officer (NEO) target total compensation for 2013
Annual Bonus Plan	Cash	●	Tied to one or more of the following factors: overall Company performance, performance of the participant’s division or business unit and/or individual performance
		●	Performance goals established at the beginning of each fiscal year
		●	Payouts range from 0% of target payout to 200% of target payout, depending on performance
		●	Intended to motivate annual performance with respect to key financial measures
		●	Represents approximately 27.9% of NEO target total compensation for 2013
Performance Contingent Shares	Equity	●	Tied to the rate of revenue growth, ROE and Relative ROE performance over a three-year period
		●	Performance goals established at the beginning of each 3 year cycle
		●	Payouts range from 0% of target payout to 200% of target payout, depending on performance
		●	Intended to motivate intermediate performance with respect to key financial measures and align our NEOs’ interests with those of our shareholders
		●	Represents approximately 21.1% of NEO target total compensation for 2013
Stock Appreciation Rights	Equity	●	Fully vests on the fourth anniversary of grant (25% per year)
		●	Intended to motivate long-term performance, promote appropriate risk-taking align our NEOs’ interests with shareholders’ interests and promote retention
		●	Represents approximately 19.1% of NEO target total compensation for 2013

iii

PROXY STATEMENT

The Board of Directors of Reinsurance Group of America, Incorporated (the “Company”) is making this proxy solicitation in connection with the Company’s 2014 Annual Meeting to be held at 2:00 p.m. on May 21, 2014, and all adjournments and postponements thereof. The Company is first mailing this Proxy Statement and the enclosed Annual Report to Shareholders for the fiscal year ended December 31, 2013 on or about April 14, 2014. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers, or regular employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication.
The close of business on March 31, 2014 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 69,514,009 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Shareholders will be entitled to cast one vote on each matter for each share of common stock held of record on the record date. Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s Notice of Annual Meeting, 2014 Proxy Statement and 2013 Annual Report to
Shareholders are available on the Company’s website at www.rgare.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING

1. Who is entitled to vote and how many votes do I have?

If you are a holder of record of Company common stock at the close of business on March 31, 2014, you are eligible to vote at the 2014 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

2. How do I vote?

Your vote is important. Please cast your vote as soon as possible using one of the following methods.

By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating, and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

3. Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting please note that, in order to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 20, 2014:

•	Vote again by telephone or at the Internet website.

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote in person at the Annual Meeting.

•	Notify the Company’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

4. What is the voting requirement to approve each of the proposals and how are votes counted?

At the close of business on March 31, 2014, the record date for the meeting, the Company had outstanding 69,514,009 shares of common stock. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, the approval of any action taken at the annual meeting is based on votes cast. If a quorum is present, the votes necessary to approve Items 1, 2 and 3, or to act on any other matters properly brought before the meeting, is the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the 2014 Annual Meeting.

Shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. “Votes cast” on these proposals means votes “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes are not considered "votes cast" on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast.

5. Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person.

6. How do I comment on Company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Secretary at Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

7. May I nominate someone to be a director of the Company?

Yes. For information on the procedures for shareholder nominations of director candidates, see “Board of Directors - Director Qualifications and Nominations.”

8. When are the 2015 shareholder proposals due?

Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Exchange Act) for presentation at the 2015 annual meeting must be received by us by December 15, 2014, for inclusion in our Proxy Statement and proxy relating to that meeting. For additional information on the procedures for shareholder proposals, see “Director Qualifications and Nominations.”

BOARD OF DIRECTORS

ITEM 1 - ELECTION OF DIRECTORS
The first item to be acted upon at the Annual Meeting is the election of Arnoud W.A. Boot, John F. Danahy, Christine R. Detrick, J. Cliff Eason and Joyce A. Phillips as directors of the Company. Mses. Detrick and Phillips stand for election to the Board for terms expiring at the annual meeting of the shareholders in 2016, or until their respective successors have been elected and qualified. Messrs. Boot, Danahy and Eason stand for re-election to the Board for terms expiring at the annual meeting of the shareholders in 2017 or until their respective successors have been elected and qualified. The Board nominates directors Boot, Danahy, Detrick, Eason and Phillips for election at the Annual Meeting. Each nominee is currently a director of the Company.
Appointment of New Directors
On December 17, 2013, the Company announced the appointment of Christine R. Detrick, former Director and Head of Americas Financial Services Practice of Bain & Company, Inc., and Joyce A. Phillips, Chief Executive Officer, Global Wealth, Australia and New Zealand Banking Group Limited, to the Board, effective January 1, 2014. Ms. Detrick was appointed to the Audit Committee and Nominating & Governance Committee. Ms. Phillips was appointed to the Compensation Committee and Nominating & Governance Committee.
Nominees and Continuing Directors
The Board currently has ten directors who are divided into three classes, two of which contains three directors and one of which contains four directors. The term of office for each class is three years. Certain information with respect to the director nominees proposed by the Company and the other directors whose terms of office will continue after the Annual Meeting is set forth below.
Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.
Vote Required
If a quorum is present, the vote required to approve this Item 1 is a majority of the common stock represented in person or by proxy at the Annual Meeting. The Company recommends a vote FOR the nominees for election to the Board.

To Be Elected as Director for Term Ending in 2016

To Be Elected as Directors for Terms Ending in 2017

CONTINUING DIRECTORS
To Continue in Office Until 2015

To Continue in Office Until 2016

DIRECTOR QUALIFICATIONS AND NOMINATION
Qualifications of Directors
The Board of Directors is made up of ten individuals, each with a valuable core set of skills, talents and attributes that make them appropriate for our Company’s Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company’s global business and searches for Board candidates that fill any current or anticipated future needs or gaps in skills and experience. As determined by our Board and the Nominating and Governance Committee, all of our directors possess the following qualifications: financial literacy, leadership experience, commitment to the Company’s values, absence of conflicting commitments, and knowledge and experience that will complement that of other directors and promote the creation of shareholder value. Other areas of expertise or experience are desirable given our Company’s global reinsurance business and operations and the current make-up of the Board, such as expertise or experience in: life insurance, financial services, information technology, international markets, operations, capital markets, investments, banking, risk management, public company service and actuarial science. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under “Shareholder Nominations and Proposals.”
All of our directors bring significant executive leadership derived from their careers and professions. When considering whether our current directors had the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies described above.
Shareholder Nominations and Proposals
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors that meet the notification, timeliness, consent and information requirements of our Articles of Incorporation. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Chairs of the Audit or Nominating and Governance Committees. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Committee will recommend candidates for election as director only if the Committee determines, in its judgment, that they have the following specific, minimum qualifications that have been recommended by the Nominating and Governance Committee to, and approved by, the Board:

✓	Financial Literacy	Such person should be “financially literate” as such qualification is interpreted by the Board in its business judgment.
✓	Leadership Experience
Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

✓	Commitment to Our Values	Such person shall be committed to promoting our financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.
✓	Absence of Conflicting Commitments	Such person should not have commitments that would conflict with the time commitments of a director.
✓	Reputation and Integrity
Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

✓	Knowledge and Experience	Such person should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
✓	Other Factors
Such person shall have other characteristics considered appropriate for membership on the Board, including an understanding of marketing and finance, sound business judgment, significant experience and accomplishments and educational background.

Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Exchange Act) for presentation at the 2015 annual meeting must be received by us by December 15, 2014, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2015 Annual Meeting will be held on May 20, 2015.
In order for a shareholder to nominate a candidate for director, under our Articles of Incorporation, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if we give less than 70 days notice of the meeting, or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation, including such information as name, address, occupation, and number of shares held.
In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in our Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement.

In each case, the notice must be given to our Secretary, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any shareholder desiring a copy of our Articles of Incorporation or Bylaws will be furnished a copy, without charge, upon written request to the Secretary.

DIRECTOR COMPENSATION
Directors who also serve as officers of our Company or any subsidiary do not receive any additional compensation for serving our Company as members of the Board of Directors or any of its committees. During 2013, Mr. Woodring was the sole Company director meeting this criterion, and the group of directors who are not employees of our Company or any subsidiary (“non-employee directors”) consisted of Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert, Tulin and Ms. Lomax. During 2013 compensation to our independent directors consisted of the following elements:

Elements of Director Compensation

Annual Retainer
Chairman of the Board	$83,000
Audit Committee Chair	$62,000
Other Committee Chairs	$58,000
All other independent directors	$50,000
Payments Per Meeting
Chairman of the Board	$4,000 for attending in person
$2,000 for telephonic meetings
All other independent directors	$3,000 for attending in person
$1,500 for telephonic meetings
Annual Stock Grants
Chairman of the Board	2,125 shares
All other independent directors	1,725 shares
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. Mr. Bartlett also serves as a director of our Australian holding and operating companies, and receives an annual retainer and superannuation pension benefits for those services.
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions, a non-employee member of the Board of Directors may not transfer any shares of the Company’s common stock which he or she received as compensation for service on the Board of Directors at any time during his or her service as a director.

Director Compensation Table
2013 DIRECTOR COMPENSATION

NAME	FEES EARNED OR PAID IN CASH[1]	STOCK AWARDS[2]	ALL OTHER COMPENSATION[3]	TOTAL
William J. Bartlett	$111,500	$101,378	$96,952[4]	$309,830
Arnoud W.A. Boot	$105,500	$101,378	$5,194	$212,072
John F. Danahy	$112,000	$101,378	---	$213,378
J. Cliff Eason	$139,500	$124,886	$11,578	$275,964
Alan C. Henderson	$107,500	$101,378	$31,429	$240,307
Rachel Lomax[5]	$50,500	$101,378	---	$151,878
Fred J. Sievert	$107,500	$101,378	---	$208,878
Stanley B. Tulin	$90,500	$101,378	$15,018	$206,896

1.
This column reflects the retainer and fees earned in 2013 for Board and committee service. The 2013 retainer was paid in January 2013 and the 2013 Board and committee meeting fees were paid in January 2014.

2.
This column reflects the award of 1,725 shares (2,125 shares in the case of Mr. Eason) of common stock on February 21, 2013, at a closing market price of $58.77. The stock is issued as part of the directors’ annual compensation. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. Mr. Eason elected to defer his stock awards under the Flexible Stock Plan.

3.
This column includes 2013 reimbursement to the director for spousal travel expenses incurred in connection with attending the October meeting of the Board of Directors, which is usually held in one of the Company’s global offices outside the U.S. Under U.S. tax laws, the amount of such reimbursement for spousal travel must be included on the Form 1099-MISC that is issued annually by the Company to each director. Directors are responsible for payment of any taxes they incur because of the reimbursement for spousal travel expenses. The amount for Mr. Henderson also reflects reimbursement for spousal travel expenses he incurred in 2011 and 2012.

4.	Represents compensation for services as a director of our Australian holding and operating companies. Australian dollars converted to U.S. dollars using an annualized currency exchange rate.

5.	Ms. Lomax retired from the Board of Directors on May 15, 2013.

Directors’ Phantom (Deferred) Shares
Non-employee directors may elect to receive phantom shares by deferring their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares are not distributed until the director ceases to serve on the Board by reason of retirement as a director, at which time we will issue cash or shares of common stock in an amount equal to the value of the phantom shares.
Because phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the “Ownership of Company Shares” table above. However, several directors have elected to participate in the deferral option, and the following table illustrates their accumulated phantom share balance as of December 31, 2013:

PHANTOM OR DEFERRED SHARE OWNERSHIP

NAME	PHANTOM OR DEFERRED SHARES
William J. Bartlett	5,631
J. Cliff Eason	22,758
Alan C. Henderson	1,086

CORPORATE GOVERNANCE

OVERVIEW
RGA is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. We expect all directors, officers and employees to conduct business in compliance with the guidelines described below and we survey compliance with these policies on an annual basis.
Governance Guidelines and Charters

We have adopted a Principles of Ethical Business Conduct (the “Principles”), a Directors’ Code of Conduct (the “Directors’ Code”), and a Financial Management Code of Professional Conduct (the “Financial Management Code”). The Principles apply to all employees and officers of the Company and its subsidiaries. The Directors’ Code applies to directors of the Company and its subsidiaries. The Financial Management Code applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit, and all professionals in finance and finance-related departments. We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code that applies to our chief executive officer, chief financial officer and corporate controller.
The Board of Directors has adopted Corporate Governance Guidelines and charters for the Audit, Compensation, Nominating and Governance and Finance, Investment and Risk Management Committees (collectively, the “Governance Documents”). These codes of conduct and Governance Documents are available on our website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. We will provide without charge, upon request, a copy of any of the codes of conduct or Governance Documents. Requests should be directed to Investor Relations at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, by electronic mail (investrelations@rgare.com) or by telephone (636-736-7000).
Director Independence
In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2013 and February 2014. During these reviews, the Board received a report from the Company’s General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the independent directors (i.e., Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert or Tulin and Ms. Lomax in 2013 and Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert or Tulin and Mses. Detrick and Phillips in 2014) nor any member of such director’s immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with us that would preclude such director from being independent under the listing standards of the New York Stock Exchange (“NYSE”) or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the current nine directors named above are independent of us and our management under the applicable standards. Mr. Woodring is a non-independent director because he is our Chief Executive Officer.

Board Diversity
Although we do not have a formal written policy with respect to diversity, the Board believes that it is essential that directors represent diverse perspectives, skills and experience. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board’s diversity.
Board Leadership Structure
In recognition of the differences between the two roles and in order to maximize effective Board leadership, our Company has separated the position of Chief Executive Officer and Chairman of the Board since we became public in 1993. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and presides at the regularly scheduled executive sessions of the independent directors.
The Board’s Role in Risk Oversight
The Board has an active and ongoing role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors has established a Finance, Investment and Risk Management (“FIRM”) Committee to assist the Board with its oversight responsibilities and strengthen and support efforts to promote best practices in the Company’s enterprise risk management activities. The FIRM Committee reviews, monitors, and when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks and overall enterprise risk management. In addition, the Audit Committee oversees management of risks related to accounting and financial reporting and reviews reports on ethics and compliance matters each quarter. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s employee compensation policies, practices, plans and arrangements, including executive retention. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors, leadership development and CEO succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, Committee meetings are scheduled so the entire Board of Directors (including directors who are not actual committee members) are able to participate in Committee meetings and stay apprised of the risks monitored and discussed by each Committee. In addition, each Committee provides recommendations to the full Board as required or appropriate.
Risk Considerations in our Compensation Program
The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Compensation Committee continually considers the Company’s long-standing culture which emphasizes incremental continuous improvement and sustained long-term shareholder value creation, and ensures that these factors are reflected in the design of the Company’s compensations plans. Our compensation program is structured so that a considerable amount of our incentive-eligible employees’ compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large, annual incentives that could encourage employees to take risks that may not be in our shareholder’s long-term interests, and we weight our management’s incentive compensation toward profitability and long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in “Compensation Discussion and Analysis” below, the Compensation Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Risk-taking is a fundamental and necessary part of our business, and our Compensation Committee has focused on aligning the Company’s compensation policies with the Company’s long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Compensation Committee’s focus on balancing risk with reward:

•
Annual Bonus Plan. Our Annual Bonus Plan (“ABP”) is designed to reinforce our pay for performance culture by making a significant portion of management’s annual compensation variable. ABP awards are based solely on Company results or on a combination of Company, business unit and/or individual performance. The ABP aligns annual cash bonus compensation with our short-term business strategies and the targets reflect our short-term goals for operating earnings per share, revenue growth and new business embedded value. The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of the target.

•
Performance Contingent Share Grants. Our performance contingent share (“PCS”) grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals. Annual grants of PCS are designed to reward the achievement of specific intermediate-term corporate financial performance goals. The measures used for the PCS grants are an important means of aligning the economic interests of management and shareholders. The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target. We measure performance for the PCS grants based 33.5% on operating return on equity, 33.5% on relative return on equity compared to an established peer group and 33.0% on a compound annual growth rate for revenue, all calculated as of the end of the applicable three-year performance period.

•
Long-term Incentive Compensation. Our Flexible Stock Plan provides for the award of various types of long-term equity incentives, including stock appreciation rights (“SARs”) and stock options to associates who have the ability to favorably affect our business and financial performance. In 2011, we replaced stock option grants with SARs grants as our means of providing long-term incentive compensation. We believe that SARs provide the most appropriate vehicle for providing long-term value to management because of the economic tie to shareholder value. We believe annual grants of SARs allow us to reward the achievement of long-term goals and are based on our desire to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.

•
Share Ownership Guidelines. Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on the level of their role and responsibility in the organization. This ensures that our senior management will have a significant amount of value tied to long-term holdings in Company stock.

•
Executive Incentive Recoupment Policy. In February 2013, the Board adopted an Executive Incentive Recoupment Policy, which permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Compensation Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.

Communications with the Board of Directors
The Board of Directors has posted the process whereby interested parties and shareholders can communicate with our directors and the Board on our website at www.rgare.com. Interested parties and shareholders may communicate directly with our Chairman of the Board, Mr. Eason, by sending a written communication as follows:

General Counsel
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
The process for communicating with the Board provides that the General Counsel will make a record of the receipt of any such communications. All properly addressed communications will be delivered to the specified recipient(s) not less than once each calendar quarter, and will not be directed to or reviewed by management prior to receipt by such persons.
Board Meetings

The Board of Directors held a total of eight meetings during 2013. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served during 2013. We do not have a policy with regard to attendance by directors at the Annual Meeting. The Chairman of the Board attended the 2013 annual meeting of shareholders.
BOARD COMMITTEES
The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), a Compensation Committee, a Nominating and Governance Committee, and a Finance, Investment and Risk Management Committee.

Audit Committee
Committee Members	Roles and Responsibilities
William J. Bartlett* Arnoud W.A. Boot Christine R. Detrick John F. Danahy *Chair	✓	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor
	✓	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements
	✓	Supervises the adequacy of our internal controls over financial reporting and disclosure controls and procedures
Number of Meetings in 2013: 8	✓	Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent auditor
	✓	Reviews reports concerning significant legal and regulatory matters
	✓	Reviews the plans and performance of our internal audit function
	✓	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings
Independence and Financial Literacy
	✓	The Board has determined that the members are “independent” within the meaning of Securities and Exchange Commission (“SEC”) regulations applicable to audit committees and the NYSE listing standards
	✓	The Board has determined that the members have accounting and related financial management expertise within the meaning of the NYSE listing standards
	✓	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of SEC regulations

Compensation Committee
Committee Members	Roles and Responsibilities
John F. Danahy* J. Cliff Eason Joyce A. Phillips Frederick J. Sievert Stanley B. Tulin *Chair	✓	Establishes and oversees our general compensation and benefits programs
	✓	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management
	✓	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation plans
Independence
Number of Meetings in 2013: 6	✓	The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards.
✓
For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.

Interlocks and Insider Participation
	✓	The members of the Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
	✓	No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Compensation Committee is an officer.

Finance, Investment and Risk Management Committee
Committee Members	Roles and Responsibilities
Alan C. Henderson* William J. Bartlett Arnoud W.A. Boot Stanley B. Tulin A. Greig Woodring *Chair	✓	Assists the Board in connection with its oversight responsibilities for the Company’s risk, investment and finance policies, programs, procedures and strategies
	✓	Reviews, monitors, and when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks and overall enterprise risk management

Number of Meetings in 2013: 7

Nominating & Governance Committee
Committee Members	Roles and Responsibilities
Frederick J. Sievert* Christine R. Detrick J. Cliff Eason Alan C. Henderson Joyce A. Phillips *Chair	✓	Develops and implements policies and practices relating to corporate governance
	✓	Reviews and monitors implementation of our Corporate Governance Guidelines
✓
Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates

Number of Meetings in 2013: 5	✓	Prepares and supervises the Board’s annual review of director independence and the performance of self-evaluations conducted by the Board and Committees
✓
Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors, evaluating potential internal and external successors for executive and senior management positions, and development and periodic review of the Company’s plans for CEO succession in various circumstances

Independence
	✓	The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards

Committee assignments listed above are effective as of January 1, 2014. Effective on such date, several committee assignments changed: Mses. Detrick and Phillips were appointed to the Board, with Ms. Detrick joining the Audit and Nominating & Governance committees and Ms. Phillips joining the Compensation and Nominating & Governance committees; additionally, Mr. Tulin left the Audit Committee and joined the FIRM committee.

A more detailed description of the roles and responsibilities of each committee is set forth in the committee charters, which are available on our website (www.rgare.com).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions. We do not have any agreements, transactions or relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually we review all relationships between our Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our Global Legal Services staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us are disclosed in this Proxy Statement and other SEC filings.
Our Board of Directors has adopted a policy as part of its corporate governance guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include:

•	any director,

•	any nominee for director,

•	any executive officer,

•	any holder of more than 5% of our voting securities,

•	any immediate family member of such a person, as that term is defined in the policy, and

•	any charitable entity or organization affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but exclude transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

COMPENSATION DISCUSSION & ANALYSIS

Our executive compensation program is designed to attract and retain the senior level employees who direct and lead our business and to reward these individuals for superior financial performance. Our Board of Directors has delegated to the Compensation Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our Chief Executive Officer, and review and approve the compensation of the other Named Executive Officers and members of our senior management. The Compensation Committee also reviews and approves this compensation discussion and analysis on executive compensation for inclusion in this Proxy Statement (the “CD&A”). During 2013, the Compensation Committee has consisted of Messrs. Danahy (Chairman), Eason, Sievert and Tulin. Effective January 1, 2014, Ms. Phillips joined the Compensation Committee.

Our named executive officers for 2013 are as follows:

•	Greig Woodring - President and Chief Executive Officer;

•	Jack B. Lay - Senior Executive Vice President and Chief Financial Officer;

•	Paul A. Schuster - Senior Executive Vice President, Head of Europe/Middle East/South Africa Markets;

•	Allan E. O’Bryant - Executive Vice President, Head of Asia Markets; and

•	Donna H. Kinnaird - Senior Executive Vice President and Chief Operating Officer.

EXECUTIVE SUMMARY

Company Performance for 2013
Overall Company financial results, whether positive or negative, directly affect compensation paid to our executives. In 2013, compensation for our named executive officers was negatively affected by net operating income that was below both our 2013 plan and our performance in prior years, primarily attributable to a charge to increase claims liabilities in Australia. This decline in operating income decreased the payout under the annual bonus plan and will impact payment under the 2011-2013 PCS grants when payouts are made in May. We believe that these decreased payouts in a year with lower overall Company financial performance demonstrates that our compensation program operates in accordance with our pay for performance philosophy.
We believe that our compensation philosophy and objectives have resulted in an executive compensation program and decisions that have appropriately incented the achievement of our business performance targets, goals and objectives. Our compensation decisions are intended to benefit our shareholders and drive long-term shareholder value. Summarized below are some key highlights of our financial performance for 2013:

•	Our net premiums increased $347.4 million, or 4.4%, compared to 2012.

•
Our net operating income for 2013 decreased 30.6% to $358.4 million, or $4.95 per diluted share.* The decrease was primarily attributable to an after-tax charge of approximately $184 million, or $2.53 per diluted share, to increase claims liabilities in Australia.

•	Our annualized operating return on equity was 7.4% for 2013, and has averaged approximately 11% over the last 5 years.*

•	Our book value per share, excluding Accumulated Other Comprehensive Income, increased 7.3% in 2013.*

* See "Appendix A: Use of Non-GAAP Financial Measures" for reconciliations to GAAP figures.

Say on Pay Feedback from Shareholders

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2013 Annual Meeting, where a significant majority (99% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. Taking the vote into consideration, along with an overall review of the compensation program, the Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate. We did not make material changes to the Company’s executive compensation program during 2013.

How Our Performance Affected 2013 Compensation

Our emphasis on pay for performance and the alignment of compensation with the creation of long-term shareholder value means that significant portions of the compensation paid to our executives vary based on our corporate performance. Our financial results, both positive and negative, are reflected in our 2013 compensation decisions in the following ways:

•
For the Annual Bonus Plan, payouts ranged from 38.4% to 99.4% of target for our named executive officers. Named executive officer ABP payouts are largely based on Company operating income, revenue growth performance and new business embedded value.*

▪	Operating income (weight = 75%) in 2013 was $358.4 million. This amount did not reach the minimum performance level.*

▪	Revenue growth (weight = 15%) in 2013 was 4.9%. This amount exceeded the target performance level, but did not reach the maximum performance level.

▪	New business embedded value (weight = 10%) in 2013 was $444 million. This amount exceeded the maximum performance level.

•
For the intermediate-term incentive award (PCS) performance period from 2011 to 2013, payouts are based on the rate of revenue growth, return on equity and relative return on equity performance over a three-year period. Our cumulative three-year revenue and operating return on equity performance for the period resulted in payouts of 8.0% and 10.3% of target, respectively. The relative return on equity measure is dependent upon public availability of financial results from our peer companies. Because of the timing for the availability of this information, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2014. The weighted average of our cumulative three-year revenue and operating return on equity performance for this period has not been determined at this time. Payments for the 2011-2013 PCS grants will not be made until May 2014, after the filing of this Proxy Statement.

▪
Our cumulative three-year revenue for 2011-2013 was $28,988.8 million. This amount exceeded the threshold performance goal for our intermediate-term incentive award but did not reach the target performance level.

▪	Our three-year operating return on equity for 2011-2013 did not reach the threshold level.*

▪	As described above, our performance for the relative return on equity metric for the 2011-2013 PCS grants will not be available until late April 2014.

* See “Appendix A: Use of Non-GAAP Financial Measures” for reconciliations to GAAP figures.

Our Compensation Program Reflects Best Practices
We have designed our compensation program to drive performance toward achievement of our short-term and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate best practices, such as the following:

WHAT WE DO
✓
Pay for Performance. We have a pay for performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on shareholder value. We heavily link our executive compensation to financial performance by having the majority of the total compensation for our executives earned only upon the achievement of corporate, divisional and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Performance Metrics. Our incentive compensation programs utilize multiple performance metrics, including revenue, Operating Income (as defined below), new business embedded value, return on equity and relative return on equity, each of which incentivizes balanced performance and creation of long-term shareholder value. Performance metrics used in our annual incentive program complement and are aligned with those used in our intermediate and long-term incentive programs.

✓
Compensation Benchmarking. The Compensation Committee reviews publicly available information of peer companies to evaluate how our named executive officers’ compensation compares to executives in similar positions at other companies, and considers that information when establishing compensation. We align our executive compensation levels with the market median in order to retain current talent and attract new talent.

✓
Mitigation of Risk. We use a combination of performance metrics in determining our executives’ performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders. By using a variety of performance metrics in our annual bonus plan and our intermediate and long-term performance programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.

✓
Compensation Recoupment Policy. We have an Executive Incentive Recoupment Policy, which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of a specified recoupment event, including a financial restatement. We have incorporated the provisions of this policy into our incentive plans.

✓	Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers.
✓	Independent Compensation Consultant. The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓
Annual Shareholder “Say on Pay.” Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers in our proxy statement.

✓	Compensation Committee Discretion. We give our Compensation Committee full discretion to modify, reduce or eliminate any cash incentive award.

WHAT WE DON'T DO
X	No Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our executives and we only offer limited benefits on termination of employment.
X
No Perquisites. We do not offer our executives personal-benefit perquisites, such as aircraft, cars, or apartments and we do not reimburse our executives for personal-benefit perquisites such as club dues or other social memberships, except in some foreign countries that require such perquisites to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan includes a double-trigger for the acceleration of awards upon a change in control.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees from short-selling Company stock, buying or selling puts and calls of Company stock, or engaging in any other transaction that reflects speculation about the Company’s stock price or that might place their financial interests against the financial interests of the Company.

X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options.
X
No Hedging. Our Insider Trading Policy prohibits employees from engaging in hedging or monetization transactions, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

X	No Unapproved Pledging. Our Insider Trading Policy prohibits employees from pledging Company stock without the pre-approval of our General Counsel.

Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:

•	Create incentives that will focus executives on, and reward for, increasing long-term shareholder value;

•	Reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;

•	Align the long-term financial interests of our executives with that of our shareholders through equity-based incentives and by building executive ownership in the Company; and

•	Provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
We use financial performance measures that focus on revenue, new business embedded value, operating income per share, operating return on equity and relative return on equity. Our annual bonus plan and intermediate-term equity incentives are tied to financial and operating performance metrics. This approach aligns our annual bonus plan and intermediate-term equity incentives to our business strategies, reinforces our pay-for-performance culture by using variable compensation based on performance, and aligns the long-term financial interests of our executives with the interests of our shareholders through equity incentives. For a more detailed discussion on performance metrics, see “Elements of Compensation and 2013 Compensation Actions.”

COMPENSATION DECISIONS
The Role of the Compensation Committee
Our executive compensation program is evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of its shareholders. The Compensation Committee also determines the compensation of the Chief Executive Officer and evaluates and approves the compensation of the other senior management of the Company, including our named executive officers.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee has, from time to time, engaged an independent consulting firm to provide advice about competitive compensation practices and determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In March 2010, Steven Hall & Partners (“SH&P”) was engaged to serve as independent advisor to the Compensation Committee. The Committee directly engaged SH&P to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation, and to apprise the Compensation Committee of compensation best practices. In 2012, SH&P conducted a competitive marketplace assessment and based on that review we modified our peer groups (as described in greater detail below). In 2013, SH&P conducted a review of our annual and long-term incentive plans, our pay level peer group, as well as a competitive marketplace assessment for our Chief Executive Officer and Chief Financial Officer. SH&P provides no other services to the Company or its affiliates. Additionally, the Company’s Compensation Committee determined no conflicts of interest exist which would prevent SH&P from serving as independent advisors to the Compensation Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Compensation Committee charter, the Committee reviews and approves the compensation of our Chief Executive Officer, other named executive officers and senior management. Management plays a significant role in the compensation-setting process for the named executive officers (other than the CEO), senior management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets, goals and objectives; and

•	recommending salary levels, cash bonus and equity incentive award targets.
Our Chief Executive Officer and Chief Human Resources Officer work with the Compensation Committee chair to establish the agenda for Committee meetings. The Company also prepares relevant information and reports for each Compensation Committee meeting. Our Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the senior management and his direct reports; and

•	compensation recommendations as to senior management and his direct reports.
Our executives and other members of management are also made available to SH&P or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by SH&P.

Competitive Marketplace Assessment
We use groups of companies from the lists below to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons.
Pay Level Peer Group. For pay level comparisons for our Named Executive Officers and Executive Committee, we use a group comprised of companies that are similar to us in industry and size and are appropriate comparators for purposes of evaluating the competitiveness of our pay levels. We use the Pay Level Peer Group to evaluate the overall competitiveness of our compensation packages, as well as individual elements of compensation. The selected companies are publicly-traded insurers and reinsurers (life and property-casualty) and other financial services companies, including direct competitors. In 2013, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
2013 PAY LEVEL PEER GROUP

American Financial Group, Inc.	Genworth Financial, Inc.	Protective Life Corp.
American National Insurance	Lincoln National Corp.	StanCorp Financial Group, Inc.
Assurant, Inc.	PartnerRe Ltd.	Torchmark Corp.
CNO Financial Group, Inc.	Phoenix Companies, Inc.	Unum Group
Everest Re Group Ltd.	Principal Financial Group, Inc.
Pay Design Peer Group. For comparisons of our pay design, we review companies in the Pay Level Peer Group, as well as eight additional companies that were deemed inappropriate comparators for purposes of evaluating pay levels due to size, but which the Compensation Committee believes are useful sources of competitive intelligence regarding pay design and practices. The Pay Design Peer Group is used to evaluate market practices with respect to types of pay vehicles utilized, incentive compensation program designs, performance metrics and pay mix.
2013 PAY DESIGN PEER GROUP

Aflac, Inc.	Lincoln National Corp.	Protective Life Corp.
American Financial Group, Inc.	Manulife Financial Corp.	Prudential Financial, Inc.
American National Insurance	Metlife, Inc.	StanCorp Financial Group, Inc.
Assurant, Inc.	Munich Re	Sun Life Financial, Inc.
CNO Financial Group, Inc.	PartnerRe Ltd.	Swiss Reinsurance Co. Ltd.
Everest Re Group Ltd.	Phoenix Companies, Inc.	Torchmark Corp.
Genworth Financial, Inc.	Principal Financial Group, Inc.	Unum Group
Kemper Corporation
Performance Peer Group. For comparisons of our performance among companies in the life insurance and reinsurance industry, we exclude most companies in the property and casualty business because their return profile is not a good comparator; however, we retain two large, global multi-line (property casualty and life) competitors because they are among the companies against whom we measure our performance and returns. The Performance Peer Group is used to evaluate our relative performance for purposes of determining incentive compensation paid.

2013 PERFORMANCE PEER GROUP

Aflac, Inc.	Manulife Financial Corp.	Prudential Financial, Inc.
Assurant, Inc.	Metlife, Inc.	StanCorp Financial Group, Inc.
American National Insurance	Munich Re	Sun Life Financial, Inc.
CNO Financial Group, Inc.	Phoenix Companies, Inc.	Swiss Reinsurance Co. Ltd.
Genworth Financial, Inc.	Principal Financial Group, Inc.	Torchmark Corp.
Lincoln National Corp.	Protective Life Corp.	Unum Group
We plan to review and update these lists periodically in order to ensure that comparators remain appropriate in light of evolving best practices with respect to peer group determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies in the comparator groups, and other changes which might affect the appropriateness of a particular comparator.
When making determinations in 2013 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by SH&P as the beginning reference point. This analysis included a review and assessment of publicly disclosed proxy data for companies in our pay level peer group as well as publicly available survey data. While we do not explicitly benchmark our pay levels to particular percentiles, we generally reference the market median when evaluating market practice. In addition to a review of the competitive compensation data provided by SH&P, we also considered individual performance, internal pay equity among positions and levels, and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.

ELEMENTS OF COMPENSATION AND 2013 COMPENSATION ACTIONS
Elements of Compensation
Our compensation program consists of the following elements:

•
Base salary. Our base salaries are designed to provide part of a competitive total compensation package that will attract, retain and motivate high-performing executives. Adjustments to base salary are made periodically to recognize competitive changes and personal performance.

•
Annual incentives. Our Annual Bonus Plan (“ABP”) awards are designed to reinforce our pay-for-performance culture and align incentive compensation with our short-term business strategies by making all of an executive’s ABP award variable and based on Company, business unit and/or individual performance.

•
Intermediate and long-term incentives. Under our Flexible Stock Plan, as amended (“Flexible Stock Plan”), we can award performance contingent share (“PCS”) and stock appreciation rights (“SARs”). Our PCS and SARs grants are designed to reinforce our pay-for-performance culture and align the long-term financial interests of our executives with our shareholders. These awards also align compensation with our intermediate and long-term business strategies and provide a significant equity component based on long-term shareholder value creation as part of the total compensation package. The following graph demonstrates 2013 target compensation pay mix by elements for each of our named executive officers:

•
Retirement and pension benefits. Our retirement and pension benefits are designed to provide another part of a competitive total compensation package that permits us to attract and retain key members of our management.

Base Salaries
In determining the base salaries of our named executive officers, the Compensation Committee considers our compensation compared to that of the Pay Level Peer Group, as well as published surveys. The Compensation Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.
2013 Salaries. In February 2013, based on a marketplace assessment, our compensation strategy, our goals for and analysis of targeted overall compensation, and Company performance during the previous two years, we increased the 2013 base salary for Greig Woodring, our Chief Executive Officer by approximately 4.0% to $1,040,000. The increase reflects a level that we concluded was appropriate based on our review of his performance and leadership. Based upon quantitative results and the recommendations of our Chief Executive Officer and our subjective evaluation of individual performance, we approved the following base salaries for 2013 for the other named executive officers as listed below.

2013 NAMED EXECUTIVE OFFICER BASE SALARIES

NAME	BASE SALARY	PERCENTAGE INCREASE
Greig Woodring	$1,040,000	4%
Jack Lay	$581,950	3%
Paul Schuster	$541,000	4%
Allan O’Bryant	$456,200	3%
Donna Kinnaird	$515,000	3%
2014 Salaries. In February 2014, the Compensation Committee established base salaries for the named executive officers, as follows: Greig Woodring – $1,060,000, Jack Lay – $601,950, Paul Schuster – $549,500, Allan O’Bryant – $465,400 and Donna Kinnaird $530,450.

Annual Bonus Plan
Our management and professional level associates are eligible to participate in our Annual Bonus Plan (“ABP”), which provides annual cash incentive compensation based on one or more of the following factors: our overall performance, the performance of the participant’s division, business unit or department, and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year.
Annual Bonus Plan Performance Measures. The ABP award is designed to serve as an annual incentive. The target-level financial performance goals established by the Compensation Committee are intended to require substantial efforts by our management team toward our strategic goals, but at the same time they are intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. The Compensation Committee establishes ABP objectives for the Company during February of each year, and determines results and awards the following March. ABP financial objectives are not tied to our peer group, and are instead tied solely to our financial performance objectives.
Beginning in 2013, ABP Company objectives were measured:
•75% on annual Operating Income per share;
•15% on annual consolidated revenues; and
•10% on new business embedded value.
"Operating Income" per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items. New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward looking calculation that reflects the lifetime value created through new business sales. We believe this measure helps promote a long-term vision of profitability for the Company and is widely recognized in our industry as a measure of value creation. Additionally, we believe NBEV complements our other ABP measures which provide incentives for annual growth (revenues) and profitability (operating earnings per share).
Divisional results are based on each division’s financial performance metrics. Individual performance results are measured by progress on major projects, productivity, client development or similar-type goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary, and at times prudent, for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Compensation Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum. In addition, overall Company financial performance must meet certain minimum levels, as determined in advance by the Committee, before any awards (including any portion of an award based solely on individual performance) are made under the ABP. Awards are based on a specific target percentage of salary, which varies for each participant.
Targets reflect our annual goals for Operating Income per share, revenue growth and new business embedded value. The allocation of ABP awards between individual, divisional and Company-wide performance varies for each participant based on his or her job responsibilities. In general, allocations for divisional, departmental and individual performance are weighted more heavily for employees with less Company-wide responsibility. In contrast, allocations for Company-wide performance are weighted more heavily for executives because their roles involve greater Company-wide responsibility. The ABP allocations for Messrs. Woodring, Lay, Schuster and Ms. Kinnaird were based solely on overall Company results with no specific allocation for divisional or individual performance; accordingly, divisional and individual performance do not affect the size or payout of individual awards to these named executive officers. The ABP allocation for Mr. O’Bryant was split evenly between results for the Company (50%) and International Markets (50%) (excludes Australia/New Zealand operations, which report through another executive).

We consider divisional and individual performance when evaluating total compensation and may, from time to time, establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, or product or client development, as well as, in certain cases, intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff, or progress on major projects in which the officer played a key role.
2013 Annual Bonus Plan Awards. In February 2013, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2013, including the minimum, target and maximum bonus opportunities, as a percentage of base salary, as described in the table below. Overall Company financial performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made. The target-level performance goals we established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives.

2013 COMPANY ANNUAL BONUS PLAN RESULTS
PERFORMANCE MEASURE	WEIGHT	MINIMUM	TARGET	MAXIMUM	ACTUAL RESULTS	PERCENTAGE OF TARGET PAYOUT
Operating Earnings Per Share	75%	$7.06	$7.41	$7.76	$4.95	0.0%
Revenues (dollars in millions)	15%	$9,704	$10,204	$10,704	$10,318	122.8%
New Business Embedded Value (dollars in millions)	10%	$240	$320	$400	$444	200.0%
Weighted Average						38.4%

In March 2014, the Compensation Committee approved the ABP awards for our named executive officers for 2013 performance. The Compensation Committee determined that our operating earnings per share in 2013 was $4.95 and did not reach the minimum performance level. Revenue was $10.3 billion resulting in the performance level of 122.8% and NBEV was $444 million resulting in the performance level of 200.0%. For Messrs. Woodring, Lay, Schuster and Ms. Kinnaird, who had ABP allocations based solely on overall Company results, the weighted average of the ABP measures for 2013 performance was 38.4%. For Mr. O’Bryant, who had a ABP allocation based on results for the Company and RGA International Markets (excluding Australia and New Zealand), the weighted average for his two ABP measures for 2013 performance was 99.4%. Mr. O’Bryant’s ABP measure for RGA International Markets (excluding Australia and New Zealand) includes revenue, profit, NBEV and expense management.
The following table describes the minimum, target and maximum bonus opportunities for the named executive officers, as a percentage of base salary, as approved by the Compensation Committee in February 2013, and the actual ABP payments for 2013 performance, as approved by the Committee in March 2014:

2013 ANNUAL BONUS PLAN RESULTS
NAME	2013 BONUS AT MINIMUM	2013 BONUS AT TARGET	2013 BONUS AT MAXIMUM	ACTUAL ABP PERCENTAGE FOR 2013	ACTUAL ABP PAYMENT FOR 2013
Greig Woodring	60%	120%	240%	38.4%	$479,482
Jack Lay	45%	90%	180%	38.4%	$201,227
Paul Schuster	40%	80%	160%	38.4%	$166,282
Allan O'Bryant	40%	80%	160%	99.4%	$362,702
Donna Kinnaird	40%	80%	160%	38.4%	$158,290

2014 Annual Bonus Plan and Opportunities. The 2014 ABP objectives for Messrs. Woodring and Lay and Ms. Kinnaird will be tied solely to overall Company performance, measured 50% on annual Operating Income per share, 25% on book value per share, 15% on NBEV and 10% on annual consolidated revenues, with awards based on a specified percentage of salary. The 2014 ABP objectives for Mr. Schuster will be tied 50% to overall Company performance and 50% to performance of the Europe/Middle East/South Africa business unit. The 2014 ABP objectives for Mr. O’Bryant will be tied 50% to overall Company performance and 50% to performance of the Asia Pacific (excluding Australia) business unit. In addition, overall Company earnings per share performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made.

In February 2014, the Compensation Committee approved the performance measures and bonus opportunities for the 2014 ABP.

2014 ANNUAL BONUS PLAN OPPORTUNITIES
NAME	2014 BONUS AT MINIMUM	2014 BONUS AT TARGET	2014 BONUS AT MAXIMUM
Greig Woodring	65%	130%	260%
Jack Lay	45%	90%	180%
Paul Schuster	40%	80%	160%
Allan O'Bryant	40%	80%	160%
Donna Kinnaird	40%	80%	160%

Intermediate and Long-Term Incentives
Our Flexible Stock Plan provides us with the ability to grant various types of equity incentives, including stock options, stock appreciation rights, restricted stock, performance shares, cash settled units, and other forms of awards. In 2013, the value of each annual equity incentive grant was evenly split between Performance Contingent Shares (“PCS”) and Stock Appreciation Rights (“SARs”). The Compensation Committee determined that a balanced allocation of PCS and SARs rewards participants for the achievement of both intermediate and long-term goals, and achieves an appropriate balance between the overall risk and reward for incentive opportunities. Participants include executives in leadership or senior management roles.
The PCS grants are designed to allow us to reward the achievement of specific intermediate-term corporate financial performance goals with equity that is earned on the basis of Company performance. We implemented the PCS program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on intermediate-term growth and return on equity, while the SARs are designed to focus attention on accomplishment of long-term goals that influence the creation of long-term shareholder value. We annually evaluate the appropriate mix of intermediate and long-term pay elements (i.e., PCS versus SARs) in comparison to the market to remain competitive in our compensation practices and to best support our strategy.

As discussed above under “Competitive Marketplace Assessment,” the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. Accordingly, the Committee does not consider individual performance to a material extent in determining the size of PCS and SARs awards. However, the named executive officers are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
In December 2013, the Compensation Committee approved changes to the design of our Intermediate and Long-Term Incentives under our Flexible Stock Plan. The changes were intended to reduce the shares of Company stock issued under the Plan while maintaining the current value of awards for plan participants. Beginning in 2014, awards for participants in senior management roles, including named executive officers, will be 75% PCS and 25% SARs (formerly 50% PCS and 50% SARs). This change increases the performance based nature of awards while reducing share issuance. For all other plan participants, awards will consist of Cash Settled Units (“CSUs”) and restricted shares, with 75% of awards being delivered in CSUs and 25% in restricted shares. The CSUs will have the same vesting period and performance measures as the PCS awards and will be settled in cash at vesting versus shares. The restricted shares will have a three-year vesting period with settlement in shares at vesting.
Performance Contingent Shares (“PCS”)
Our PCS grants are part of a performance-driven incentive program under our Flexible Stock Plan. Executives in leadership or senior management roles, or that are considered top subject matter experts within our Company, participate in this program. We believe this program focuses participants on our strategic and intermediate-term financial and operating goals. Incentive awards are intended to reflect participants’ involvement in our performance and to encourage their continued contribution to our future. We view intermediate incentive awards as an important means of aligning the economic interests of management and shareholders.
The purpose of the PCS grants is to reward participants with equity if we achieve the rate of revenue growth, ROE and Relative ROE that is approved each year by the Compensation Committee when it considers annual grants. The PCS grants are ongoing and each year, a new three-year cycle begins, giving us the opportunity to review and update performance measures for new grants. The three-year performance and reward period shifts participant focus and effort toward intermediate and longer-term sustained results.
The PCS units are granted at the beginning of the performance period. The Compensation Committee also sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. If we do not meet minimum performance goals, the awards will not be made, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are also contingent upon the participant’s employment status with us at the end of the three-year performance period.
PCS grants are not treated as outstanding shares until the performance goals over the three-year performance period are met and awards are made, as determined and approved by the Compensation Committee. Awards are made in units of fully vested, unrestricted common stock.
We measure performance for the PCS grants based 33.5% on ROE, 33.5% on Relative ROE and 33.0% on a compound annual growth rate for revenue, all calculated as of the end of the applicable three-year performance period. When we establish the targets for a particular performance period, we may adjust those targets up or down so they are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals.

The grants are made pursuant to the terms of the Flexible Stock Plan and award agreements. Upon retirement of a holder of a PCS grant, provided that the holder has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the units will be pro-rated based on the number of months of the holder’s participation during the three-year performance period and the number of shares earned.
2011-2013 PCS Results. In February 2011, we established the target and range for revenue growth, ROE and Relative ROE for the period beginning in 2011 at levels that were consistent with our intermediate-term goals for those measures. As a result, at the time of grant, we believed that achievement of the target revenue growth and return on equity would require a high level of financial and operating performance. We believed the goals and ranges we established for these grants of PCS were challenging but achievable.
The performance period for the 2011 PCS grant began on January 1, 2011 and ended on December 31, 2013. In March 2014, we reviewed the results for the 2011-2013 performance period and determined that our cumulative revenue in fiscal 2013 exceeded the threshold performance goal but did not reach the target performance level. Our ROE did not reach the threshold level. Our cumulative three-year revenue and operating return on equity performance for the period resulted in payouts of 8.0% and 10.3% of target, respectively. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2014, after the filing of this Proxy Statement. Payments will be made in May 2014. These payments will be fully disclosed in our 2015 Proxy Statement.
Actual results for the 2011-2013 PCS performance period will be affected by a second quarter after-tax charge of approximately $184 million, or $2.53 per diluted share, to increase claims liabilities in Australia. Actual results are interpolated to determine the performance level achieved among the threshold, target and maximum goals established by the Committee. The following table describes the growth goals established in February 2011 and actual results available in early April 2014:

2011-2013 PCS RESULTS
PERFORMANCE MEASURE	WEIGHT	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PERCENTAGE OF TARGET PAYOUT
Revenue Growth (3 Year)	33.0%	7%	9%	11%	8.0%	75.8%
ROE (3 Year)	33.5%	11%	13%	15%	10.3%	0.0%
Relative ROE (3 Year)	33.5%	18th Percentile	51st Percentile	84th Percentile	TBD	TBD
For additional information, see “Option and SARs Exercises and Stock Vested During Fiscal 2013.”
2012-2014 PCS Awards. In February 2012, we established the targets and ranges for the 2012 PCS grants. We continued the use of revenue growth, ROE and Relative ROE as the performance measures in the same weightings as used in the prior year. The performance period for the 2012 PCS grant began on January 1, 2012 and will end on December 31, 2014.
2013-2015 PCS Awards. In February 2013, we established the targets and ranges for the 2013 PCS grants. We continued the use of revenue growth, ROE and Relative ROE in the same weightings as used in prior years. The performance period for the 2013 PCS grant began on January 1, 2013 and will end on December 31, 2015.

We established the targets and ranges for revenue growth, ROE and Relative ROE for the period beginning in 2013 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance.

2013-2015 PERFORMANCE CONTINGENT SHARE GRANTS
PERFORMANCE MEASURE	WEIGHT	THRESHOLD	TARGET	MAXIMUM
Revenue Growth	33.0%	6.0%	8.0%	10.0%
ROE (3 Year)	33.5%	10.0%	11.5%	13.0%
Relative ROE (3Year)	33.5%	25th Percentile	50th Percentile	75th Percentile

See “Grants of Plan-Based Awards in 2013” for a description of the 2013 PCS grants.
2014-2016 PCS Awards. In February 2014, we established the targets and ranges for the 2014 PCS grants. We established the targets and ranges for revenue growth, ROE and Relative ROE for the period beginning in 2014 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance. The performance period for the 2014 PCS grant began on January 1, 2014 and will end on December 31, 2016.
We approved the 2014 PCS grants for the named executive officers, as follows (number of shares represents the target award): Greig Woodring – 31,852 shares; Jack Lay – 6,903 shares, Paul Schuster – 6,651 shares, Allan O’Bryant – 4,492 shares and Donna Kinnaird – 5,069.

Stock Appreciation Rights
Stock Appreciation Rights (“SARs”) are granted annually, and the number of SARs granted is based on the grant recipient’s position within the Company. The Committee considers compensation data of the Pay Level Peer Group in determining the amount of SARs granted to our named executive officers and considers market data from published surveys in determining the amount of SARs granted to other participants.
The vesting schedule for SARs grants is four years, 25% of which vests at the end of each of the first four years. The strike price of each SAR award is valued using the NYSE closing price of the Company’s common stock on the grant date of the award (e.g. the date of the February 2013 Compensation Committee meeting). Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date. Upon retirement, provided that the participant has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the SARs continue to vest in accordance with the vesting schedule.
Prior to February 2011, the Company granted stock options as the form of our long-term equity incentive awards. The terms and conditions of the stock option grants are substantially similar to our SARs grants. The option awards also used an exercise price that was set at the closing price on the day of the award (the date of the February Committee meeting) and also expire 10 years after grant. The vesting schedule for grants of stock options was five years, no portion of which vested in the first year, and 25% of which vested at the end of each of the four remaining years.
2013 SARs Grant. In February 2013, we approved the 2013 SARs awards for Messrs Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each of the first four years). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted in February 2013 have a strike price of $58.77, which is the closing price of our stock on the date the grants were approved. The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. See “Grants of Plan-Based Awards in 2013” for a description of the 2013 SARs grants.
2014 SARs Grant. In March 2014, we approved the 2014 SARs awards for the named executive officers, as follows: Greig Woodring – 39,101 shares, Jack Lay – 8,474 shares, Paul Schuster – 8,165 shares, Allan O’Bryant – 5,514 shares and Donna Kinnaird – 6,223. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each year). We made these grants because we believe that SARs provide an appropriate vehicle for providing long-term value to management because of the alignment to long-term shareholder value. The SARs have a strike price of $78.48, which was the closing price of our stock on March 7, 2014, the date the grants were approved.
Executive Stock Ownership Guidelines
In order to further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock as follows: our Chief Executive Officer (77,000 shares), Senior Executive Vice Presidents (21,000 – 35,000 shares), and Executive Vice Presidents and Senior Vice Presidents (5,000 – 21,000 shares, depending on level of position). The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and, for SARs and stock options, the net of exercise cost and taxes) from any SARs/stock option exercise or award of PCS until they satisfy the applicable stock ownership requirement.
As of December 31, 2013, Messrs. Woodring, Lay and Schuster have met the stock ownership requirements through holdings of shares of our common stock. Mr. O’Bryant and Ms. Kinnaird have not been employed by the Company for enough years to reasonably expect attainment of their stock ownership goals.
Timing of Regular Equity Grants
We typically release earnings for the fourth quarter in late January of the following year. Prior to 2014, the Compensation Committee met in mid-February of each year to approve regular grants of SARs and PCS awards. In 2014, the equity grant approvals were moved to March. Equity grants are effective on and have a grant date of the same day as the Committee meeting, and the strike price for grants of SARs is the closing price of our common stock on the NYSE on the day of the Committee meeting. This timing and process is designed to ensure that our fourth-quarter earnings information is fully disseminated to the market by the time the SARs strike price is determined. The PCS awards are measured by financial performance over a three-year period and the market price of our common stock is not a factor in those calculations or measures.
Perquisites
We do not provide personal-benefit perquisites to our named executive officers or their families, such as airplanes, cars, or apartments, and we do not reimburse executive officers or any of our employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.

Compensation Recovery
Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
In addition, in February, 2013, the Board adopted an Executive Incentive Recoupment Policy that permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current or former officers and employees of the Company, as determined by the Board or the Compensation Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Compensation Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion.
Savings Plan
All employees of RGA Reinsurance Company who meet the eligibility requirements participate in the RGA Reinsurance Company Savings Plan (the “Savings Plan”). Pursuant to the Savings Plan, the Company matches up to 5% of compensation contributed to an associate’s 401(k) account. Additionally, there is a 2% non-elective Company contribution paid into each associate’s 401(k) account, regardless of their 401(k) participation.
Retirement Plans
Some of our employees, including our executive officers in the U.S., participate in the RGA Performance Pension Plan (the “Pension Plan”), a qualified defined benefit plan. The Pension Plan is a broad-based retirement plan that is intended to provide a source of income during retirement for full-time and part-time employees in the U.S. Additionally, U.S. employees at the vice-president level and above are eligible to participate in the RGA Reinsurance Company Augmented Benefit Plan (the “Augmented Plan”), a non-qualified plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan and the Savings Plan due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the Savings Plan. The Augmented Plan provides benefits based on an employee’s annual cash compensation and without regard to certain limitations that apply to broad-based, qualified retirement plans, in order for a participant’s retirement income provided under the plans to be based on total eligible cash compensation. The Augmented Plan is generally only available to the associates at the vice president level and above who earn more than the compensation limits under the qualified plans ($255,000 for 2013).
Additionally, U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan, a non-qualified plan which allows participants to defer income, including bonuses and incentive compensation, and to defer matching contributions without regard to qualified plan limitations. Base pay and regular annual incentive awards, but not long-term compensation, are treated as eligible pay under the terms of our retirement plans. We sponsor tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to employees whose benefits under the tax-qualified plans are limited by the Code. The Committee periodically reviews our retirement benefits to ensure that the benefits are appropriate and cost effective as part of an overall compensation program intended to provide basic economic security for our highly skilled and qualified workforce and at a level consistent with competitive practices.

Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird participate in the Pension Plan and the Augmented Plan. Mr. Lay and Mr. O’Bryant participate in the Executive Deferred Savings Plan. For additional details regarding executive participation in our retirement plans, see “Pension Benefits in Fiscal 2013.”
No Employment and Severance Agreements
We do not have employment, severance or change-in-control agreements with any of our named executive officers.
Deductibility of Compensation
The goal of the Committee is to comply with the requirements of Code Section 162(m), to the extent deemed practicable, with respect to annual and long-term incentive programs to avoid losing the deduction for non-performance based compensation in excess of $1,000,000 paid to our Chief Executive Officer and three other most highly-compensated employees (other than the Chief Executive Officer and Chief Financial Officer), subject to any restrictions under the Code or any guidance issued by the Internal Revenue Service applicable to the tax year at issue. We generally structure our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the possible performance goals approved by the shareholders.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

John F. Danahy, Chairman
J. Cliff Eason
Joyce A. Phillips
Fred J. Sievert
Stanley B. Tulin

OTHER EXECUTION COMPENSATION MATTERS

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
NAME AND PRINCIPAL POSITION	YEAR	SALARY[1]	BONUS	STOCK AWARDS[2]	OPTION AWARDS[3]	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[4]	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS[5]	ALL OTHER COMPEN- SATION[6]	TOTAL
A. Greig Woodring	2013	$1,035,385	-	$1,400,019	$1,267,843	$479,482	$105,030	$85,059	$4,372,818
President and CEO	2012	$995,615	-	$1,149,995	$1,060,923	$1,470,000	$1,751,444	$86,662	$6,514,639
	2011	$957,731	-	$899,983	$774,207	$1,678,768	$2,600,800	$128,450	$7,039,939
Jack B. Lay	2013	$579,994	-	$349,153	$316,213	$201,227	$138,916	$90,178	$1,675,681
Sr. EVP and CFO	2012	$562,692	-	$344,999	$318,271	$622,912	$357,821	$99,080	$2,305,775
	2011	$542,014	-	$330,004	$283,875	$695,108	$511,906	$95,593	$2,458,500
Paul A. Schuster	2013	$538,594	-	$341,983	$309,710	$166,282	$66,241	$52,873	$1,475,683
Sr. EVP - Head of Europe/Middle	2012	$518,402	-	$335,991	$309,979	$509,747	$317,582	$53,658	$2,045,359
East/South Africa Markets	2011	$502,351	-	$330,004	$283,875	$644,518	$473,339	$68,932	$2,303,019
Allan E. O'Bryant	2013	$454,665	-	$230,026	$208,282	$362,702	$78,552	$339,977	$1,674,204
EVP - Head of Asia Markets	2012	$441,412	-	$225,014	$207,563	$442,373	$64,488	$272,404	$1,653,254
Donna H. Kinnaird	2013	$513,269	-	$257,471	$233,198	$158,290	$117,660	$477,823	$1,757,711
Sr. EVP and COO	2012	$365,385	-	$250,024	$235,270	$490,000	-	$126,572	$1,467,251

1.
For Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird, this column includes any amounts deferred at the election of the executive officers under the RGA Reinsurance Company Executive Deferred Savings Plan. The 2012 salary for Ms. Kinnaird was prorated based on her start date of April 2, 2012.

2.
This column represents the grant date fair value of PCS units granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation (“ASC 718”). For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. See also “Grants of Plan-Based Awards in 2013” for information on awards made in 2013. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

3.
This column represents the grant date fair value of stock options or SARs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. See also “Grants of Plan-Based Awards in 2013” for information on SARs granted in 2013. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

4.
Includes, for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.

5.
This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The decrease in the pension value relative to prior years is due to an increase in the interest rate assumptions, thus reducing the present value for 2013. We do not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables for additional information.

6.
Amount includes contributions for Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird by RGA Reinsurance Company to the officers’ accounts in qualified and non-qualified plans for the 2013 plan year. Includes life insurance premiums paid by RGA Reinsurance Company on behalf of Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. Also includes Company match contributions for 2013 under the Savings Plan (the RGA Profit Sharing Plan before 2012) for Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. Under the former RGA Profit Sharing Plan, Messrs. Woodring, Lay and Schuster, received Company contributions of $5,819 for 2012.

For Ms. Kinnaird, the amounts for 2013 include reimbursement of relocation costs (sale of a home). For Mr. O’Bryant, the amounts for 2013 also include reimbursement of relocation costs, as well as reimbursements associated with an expatriate assignment (includes $273,794 in trailing Japanese tax liabilities on compensation received while on assignment in Japan).

Grants of Plan-Based Awards in 2013

This table provides the following information about equity and non-equity awards granted to the named executive officers in 2013: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2013 for the 2013 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2013 for the 2013-2015 performance period; (4) all other option awards, which consist of the SARs awards granted to the named executive officers in 2013; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.

NAME	GRANT DATE	ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS¹			ESTIMATED FUTURE PAYMENTS UNDER EQUITY INCENTIVE PLAN AWARDS (NUMBER OF SHARES)²			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[3]	EXERCISE OF BASE PRICE OF OPTION AWARDS[4]	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS[5]
		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Greig Woodring		624,000	1,248,000	2,496,000	---	---	---	---	---	---	---
	2/21/2013	---	---	---	11,911	23,822	47,644	---	---	---	$1,400,019
		---	---	---	---	---	---	---	68,237	$58.77	$1,267,843
Jack Lay		261,878	523,755	1,047,510	---	---	---	---	---	---	---
	2/21/2013	---	---	---	2,971	5,941	11,882	---	---	---	$349,153
		---	---	---	---	---	---	---	17,019	$58.77	$316,213
Paul Schuster		216,400	432,800	865,600	---	---	---	---	---	---	---
	2/21/2013	---	---	---	2,910	5,819	11,638	---	---	---	$341,983
		---	---	---	---	---	---	---	16,669	$58.77	$309,710
Allan O’Bryant		182,480	364,960	729,920	---	---	---	---	---	---	---
	2/21/2013	---	---	---	1,957	3,914	7,828	---	---	---	$230,026
		---	---	---	---	---	---	---	11,210	$58.77	$208,282
Donna Kinnaird		206,000	412,000	824,000	---	---	---	---	---	---	---
	2/21/2013	---	---	---	2,191	4,381	8,762	---	---	---	$257,471
		---	---	---	---	---	---	---	12,551	$58.77	$233,198

1.
These columns reflect the potential value of the payment for 2013 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and bonus multiples for determining the payments are described in the CD&A. The bonus amount for actual 2013 performance was determined in March 2014 based on the metrics described in the CD&A, and is included in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

2.
This column reflects the number of PCS units granted in February 2013 under our Flexible Stock Plan, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2013 and ends December 31, 2015. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%). See discussion of PCS awards in the CD&A.

3.	This column reflects the number of SARs granted in February 2013. The SARs vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2013.

4.
This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on February 21, 2013, the date the Compensation Committee approved the grants.

5.
This column reflects the full grant date fair value of PCS units under ASC 718 and the full grant date fair value of SARs under ASC 718 granted to the named executive officers in 2013. See notes 2 and 3 of the “Summary Compensation Table” for a discussion of fair value calculation related to the PCS and SARs respectively. For PCS units with the grant date of February 21, 2013, fair value is calculated using the closing price of Company stock of $58.77. For SARs with a grant date of February 21, 2013, fair value is calculated using the Black-Scholes value of $18.58. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCS units are subject to specified performance objectives over the performance period, with 33% tied to growth in revenue and the remaining 67% allocation is divided equally between the ROE and Relative ROE measures. The grant date fair value is calculated assuming a target payout. In addition, the value of options, if any, realized by the optionee will not be determined until exercise.

Outstanding Equity Awards at 2013 Year-End
The following table provides information on the 2013 year-end holdings of SARs, stock options and PCS by our named executive officers. This table includes vested and unvested SARs and option awards and unvested PCS grants with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2013, the last business day of the year, which was $77.41. The PCS grants are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.

Option Awards						Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units or Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested[2]	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
	Exercisable¹	Unexercisable
Greig Woodring
1/27/2005	29,492			$47.47	1/27/2015
2/21/2006	37,911			$47.48	2/21/2016
2/20/2007	31,058			$59.63	2/20/2017
2/20/2008	32,225			$56.03	2/20/2018
2/18/2009	50,127			$32.20	2/18/2019
2/19/2010	34,794	11,598		$47.10	2/19/2020
2/22/2011	25,545	8,516		$59.74	2/22/2021
2/28/2012	26,995	26,996		$56.65	2/28/2022
								20,300	$1,571,423
2/21/2013	17,059	51,178		$58.77	2/21/2023
								47,644	$3,688,122
Jack Lay
2/20/2007	11,119			$59.63	2/20/2017
2/20/2008	15,022			$56.03	2/20/2018
2/18/2009	23,298			$32.20	2/18/2019
2/19/2010	10,307	3,436		$47.10	2/19/2020
2/22/2011	9,366	3,123		$59.74	2/22/2021
2/28/2012	8,098	8,099		$56.65	2/28/2022
								6,090	$471,427
2/21/2013	4,254	12,765		$58.77	2/21/2023
								11,882	$919,786
Paul Schuster
2/20/2007	2,780			$59.63	2/20/2017
2/20/2008	7,511			$56.03	2/20/2018
2/18/2009	17,474			$32.20	2/18/2019
2/19/2010	10,307	3,436		$47.10	2/19/2020
2/22/2011	9,366	3,123		$59.74	2/22/2021
2/28/2012	7,887	7,888		$56.65	2/28/2022
								5,931	$459,119
2/21/2013	4,167	12,502		$58.77	2/21/2023
								11,638	$900,898
Allan O’Bryant
2/28/2012	5,281	5,282		$56.65	2/28/2022
								3,972	$307,473
2/21/2013	2,802	8,408		$58.77	2/21/2023
								7,828	$605,965
Donna Kinnaird
4/2/2012	5,599	5,599		$59.36	4/2/2022
								4,212	$326,051
2/21/2013	3,137	9,414		$58.77	2/21/2023
								8,762	$678,266

1.
Options granted in 2004 and subsequent years vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years. SARs, which were first granted in 2011, vest over four years (25% of which vests at the end of each of the first four years).

2.
These columns reflect the number of shares and estimated market value of grants of PCS. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2014, after the filing of this Proxy Statement. Payments will be made in May 2014. These payments will be fully disclosed in our 2015 Proxy Statement. See “Option and SARs Exercises and Stock Vested During Fiscal 2013” for more information on the payout of those awards. SEC rules require disclosure of the number of shares and estimated market value of PCS grants based the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. Accordingly, the number of shares and estimated market value for the PCS grants made in 2012 are disclosed assuming they are awarded at the target (100%) level and the 2013 are disclosed assuming they are awarded at the maximum (200%) level. The market or payout value is estimated using the closing price, $77.41, of our common stock on December 31, 2013, the last business day of the year. The performance period for the 2011-2013 PCS grant was January 1, 2011 through December 31, 2013. The performance period for the 2012-2014 PCS grant is January 1, 2012 through December 31, 2014. The performance period for the 2013-2015 PCS grant is January 1, 2013 through December 31, 2015.

Option and SARs Exercises and Stock Vested During Fiscal 2013
2012 Stock Option and SARs Exercises - Since the calculation of the Relative ROE measure is dependent upon public availability of financial results from our peer companies, the payout results for the 2010-2012 PCS grants were not determined until March 2013 and payments were not made until May 2013, after the 2013 Proxy Statement was published. The named executive officers made the following stock option and SARs exercises during 2012: Greig Woodring - 27,310 shares acquired on vesting ($1,747,840 value realized); Jack Lay - 10,313 shares acquired on vesting ($660,032 value realized); Paul Schuster - 10,313 shares acquired on vesting ($660,032 value realized).
2013 Stock Option and SARs Exercises - The following table provides information for the named executive officers regarding stock option and SARs exercises during 2013, including the number of shares acquired upon exercise and the value realized. In previous years we have also disclosed the number of shares awarded in settlement of the PCS grants and value realized for the applicable three-year performance period. However, since the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2014, after the filing of this Proxy Statement. Payments will be made in May 2014. These payments will be fully disclosed in our 2015 Proxy Statement.
2013 STOCK OPTIONS AND SARS EXERCISES

	OPTION AND SARS AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING[2]	VALUE REALIZED ON VESTING[2]
Greig Woodring[1]	34,335	$767,881	---	$ ---
Jack Lay[1]	21,854	$590,075	---	$ ---
Paul Schuster	---	---	---	$ ---
Allan O'Bryant	---	---	---	$ ---
Donna Kinnaird	---	---	---	$ ---

1.	Mr. Woodring exercised 34,335 options on April 30, 2013 with an exercise price of $61.97. Mr. Lay exercised 21,854 options on November 21, 2013 with an exercise price of $74.48.

2.
Since the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2014, after the filing of this Proxy Statement. The settlement of PCS awards for the 2011-2013 performance period will not be made until May 2014, so this information is not currently available.

PENSION BENEFITS
Some of our employees participate in the RGA Performance Pension Plan (the “Pension Plan”), a qualified defined benefit plan. Some of our employees also participate in the Augmented Plan, a non-qualified plan under which eligible employees are entitled to receive retirement benefits not paid under the Pension Plan and the Savings Plan due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the Savings Plan.
Messrs. Woodring, Lay, O’Bryant and Schuster and Ms. Kinnaird participate in the Pension Plan and the Augmented Plan. The monthly benefit payable for life at age 65 for each individual is the sum of (a) and (b) below:

(a)
The sum of (1) 1.05% of Final Average Monthly Compensation (as defined below), multiplied by the number of years of service earned as of December 31, 1995, plus (2) 0.65% of the excess, if any, of Final Average Monthly Compensation minus one-twelfth of the Social Security Maximum Wage Average (as defined below), multiplied by the number of years of service earned as of December 31, 1995; plus

(b)	The actuarial equivalent of a lump sum benefit equal to the sum of the amounts determined below for each full year of service completed after December 31, 1995:

AGE ON JANUARY 1 OF THE PLAN YEAR IN WHICH THE YEAR OF SERVICE IS EARNED	PERCENTAGE OF FINAL AVERAGE ANNUAL COMPENSATION CREDITED	PERCENTAGE OF EXCESS COMPENSATION CREDITED
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
“Social Security Maximum Wage Average” means the average of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains the Social Security retirement age. “Social Security Wage Base” means the maximum amount of compensation that may be considered wages for FICA tax, or $113,700 for 2013. “Breakpoint” means 60% of the Social Security Wage Base raised to the next highest $100 increment. “Excess Compensation” means the excess, if any, of “Final Average Annual Compensation” minus the Breakpoint. “Final Average Annual Compensation” means the highest average Benefit Salary for the five consecutive years during the preceding ten years. “Benefit Salary” means actual base salary, eligible bonuses and pre-tax salary deferrals made to the profit sharing plan or a cafeteria plan and the CODA portion of the profit sharing award, in plan years prior to 2012. Beginning with the 2012 plan year and in accordance with the terms of the Savings Plan, the Company will no longer provide profit sharing awards. “Final Average Monthly Compensation” is one-twelfth of Final Average Annual Compensation.
Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the officer retires. RGA Canada maintains the Canadian Supplemental Executive Retirement Plans, which are non-qualified defined benefit plans pursuant to which eligible executive officers are entitled to receive additional retirement benefits.

Until January 1, 1994, we also maintained an Executive Supplemental Retirement Plan (the “Supplemental Plan”), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the Supplemental Plan were frozen as of January 1, 1994. The frozen annual benefit payable upon retirement at age 65 is $3,060 for Mr. Woodring. Retirement benefits under the Supplemental Plan are payable at age 65 in the form of a 15-year certain life annuity, with no direct or indirect integration with Social Security benefits.

RETIREMENT PLAN ACCUMULATED BENEFITS

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT[1]	PAYMENTS DURING LAST FISCAL YEAR
Greig Woodring	Performance Pension Plan	34	$1,056,513	---
	Augmented Benefit Plan	34	$8,915,662	---
	Supplemental Plan	34	$402,239	---
Jack Lay	Performance Pension Plan	22	$506,735	---
	Augmented Benefit Plan	22	$1,783,288	---
Paul Schuster	Performance Pension Plan	22	$507,262	---
	Augmented Benefit Plan	22	$1,617,342	---
Allan O'Bryant	Performance Pension Plan	3	$61,353	---
	Augmented Benefit Plan	3	$135,766	---
Donna Kinnaird	Performance Pension Plan	1	$27,868	---
	Augmented Benefit Plan	1	$89,792	---

1.
The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2013. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. As described in such note, the interest assumption is 4.45%.

NON-QUALIFIED DEFERRED COMPENSATION
The table below provides information on the non-qualified deferred compensation arrangements in which our U.S. named executive officers were eligible to participate during 2013. Employees in the U.S. who hold the office of vice president and above are able to defer up to 50% of their base salary and up to 100% of their cash bonus payments under our Executive Deferred Savings Plan (“EDSP”). With respect to distributions, participants may elect to receive either a lump sum payment or 1 to 15 annual installments. In addition, we also maintain the Augmented Plan, a non-qualified plan under which eligible employees are entitled to receive profit sharing and matching contributions not paid to the employee under the Savings Plan (formerly the Profit Sharing Plan), due to Code limits or a reduction in compensation pursuant to the employee’s participation in the EDSP. The contributions made into the employee’s non-qualified deferred compensation account are based upon the maximum matching contribution rate we provide to other employees in connection with the Savings Plan.
The investment fund alternatives under the Augmented Plan and EDSP are identical to those in the Savings Plan, and we credit the participant’s non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the participant. We do not pay above-market or preferential earnings, compensation or returns under the EDSP or Augmented Plan, or any other plan.

The named executive officers cannot withdraw any amounts from their deferred compensation balances until they either terminate employment or reach the designated distribution date selected by the executive at the time of their deferral election (in the case of benefits held in the executive’s EDSP account).

2013 NON-QUALIFIED DEFERRED COMPENSATION

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY1	REGISTRANT CONTRIBUTIONS IN LAST FY2	AGGREGATE EARNINGS IN LAST FY3	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE[4]
Greig Woodring	---	$58,488	$255,356	---	$1,007,068
Jack Lay	$42,782	$66,964	$163,000	---	$1,367,015
Paul Schuster	---	$28,258	$73,445	---	$462,582
Allan O'Bryant	$118,053	$9,785	$65,005	---	$455,412
Donna Kinnaird	---	$2,308	---	---	$2,308

1.	The amounts in this column are also included in the Summary Compensation Table in the salary column (i.e., contributions to the EDSP).

2.
The amounts in this column reflect 2012 contributions credited to the participant’s account during 2013. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table’s “All Other Compensation” column, which are contributions for 2013 credited in 2014. All amounts represent contributions in the Augmented Plan except for Mr. Lay – $47,559.

3.
Reflects earnings credited to the participant’s account during 2013 in connection with the investment selections chosen from time to time by the participant. Mr. Woodring’s and Ms. Kinnaird’s amounts represents earnings in the Augmented Plan. Amounts for Messrs. Lay – $79,321, Schuster – $10,702 and O’Bryant – $65,004 represent earnings in the EDSP.

4.
The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in previous years: Woodring – $693,224; Lay – $1,094,269; Schuster – $360,879; O’Bryant – $262,569.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
As described in the CD&A, our named executive officers do not have employment, severance or change of control agreements with our Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer’s employment had terminated on or by December 31, 2013, due to a change of control, disability or death, given the executive’s compensation and service levels as of such date and, where applicable, based on our closing stock price on December 31, 2013 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
Change of Control. Upon the occurrence of a change of control (as defined below), any unvested stock options or SARs granted before the date of that event could become exercisable if the Compensation Committee decided to maintain the named executive officer’s rights following a change in control. Our Flexible Stock Plan and stock option grant agreements provide that the Compensation Committee may accelerate the vesting periods or arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable. In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.

Disability or Death. If one of the named executive officers were to become disabled or die, any unvested stock options and SARs granted before the date of such event would immediately vest and become exercisable. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period).
Retirement. Upon the “retirement” (as defined below) of a named executive officer, unvested stock options and SARs do not accelerate but continue to vest in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). Upon retirement, the pro rata distribution provisions described above under “Disability or Death” apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They also participate in our defined contribution and defined benefit retirement plans. The last column of the table under “Nonqualified Deferred Compensation in Fiscal 2013” reports each named executive’s aggregate balance at December 31, 2013, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or retirement. The table under “Pension Benefits in Fiscal 2013” describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.
Definitions. “Change of Control” is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation, or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
“Retirement” is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least sixty-five (65); provided that, the maximum number of years of service credited for purposes of this calculation shall be ten (10). Thus, named executive officers who have attained age 55 and have 10 years of service satisfy the definition and are eligible for the benefits described above associated with retirement. At December 31, 2013, the named executive officers who satisfied this requirement were Messrs. Woodring, Lay and Schuster.
The following table provides the value of equity awards that would accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2013. The value calculations are based upon our stock price as of December 31, 2013 ($77.41), the last business day of the year, and in the case of options reflect the payment of the respective option exercise price.

VALUE OF EQUITY AWARDS UPON CHANGE OF CONTROL

	CHANGE OF CONTROL		DISABILITY OR DEATH
NAME	OPTIONS/SARS	PCS (FULL AWARD AT TARGET)	OPTIONS/SARS	PCS (PRO RATA)
Greig Woodring	$2,016,408	$3,415,484	$2,016,408	$2,179,963
Jack Lay	$565,403	$931,320	$565,403	$623,192
Paul Schuster	$556,121	$909,568	$556,121	$607,767
Allan O'Bryant	$303,168	$610,455	$303,168	$407,457
Donna Kinnaird	$276,539	$665,184	$276,539	$437,965

ITEM 2 – SHAREHOLDERS’ ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Compensation Discussion and Analysis – Executive Summary” for an overview of the compensation of our named executive officers.
A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2013 annual meeting, where a significant majority (99% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. Taking the vote into consideration, along with an overall review of the compensation program, the Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate. Accordingly, we did not make material changes to the Company’s executive compensation program.
We are asking our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion & Analysis,” compensation tables and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders’ concerns when making future compensation decisions for our named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

AUDIT MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2013 audited financial statements with executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards (“SAS”) No. 114, “The Auditor’s Communication With Those Charged With Governance.” The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. This report is provided by the following independent directors, who comprise the Committee:
William J. Bartlett, Chairman
Arnoud W.A. Boot
John F. Danahy
Christine R. Detrick

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The third item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent auditor for the fiscal year ending December 31, 2014. The Audit Committee has appointed Deloitte, subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.
In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•
Deloitte’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (PCAOB) as required by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of Deloitte will attend the 2014 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
The aggregate fees billed to us for the years ending December 31, 2013 and 2012 by Deloitte are set forth below. These fees have been approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy.

AUDITOR FEES

	FISCAL YEAR
	2013	2012
Audit Fees[1]	$6,012,545	$4,893,998
Audit Related Fees[2]	263,490	559,636
Total audit and audit-related fees	6,276,035	5,453,634
Tax Fees[3]	154,500	119,473
Other[4]	25,000	---

Total Fees	$6,455,535	$5,573,107

1.	Includes fees for the audit of our Company’s and its subsidiaries’ annual financial statements, reviews of our quarterly financial statements, and Sarbanes-Oxley Section 404 attestation.

2.
Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition and reinsurance transactions, and services associated with SEC registration statements, periodic reports and securities offerings.

3.	Includes fees for tax services rendered by Deloitte, such as consultation related to tax planning and compliance.

4.	Includes fees for professional facilitation services rendered by Deloitte.

Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

STOCK OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of December 31, 2013, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers, and (iii) all directors, nominees, and executive officers as a group.

BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2013

BENEFICIAL OWNER[1]	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP[2]	PERCENT OF CLASS[1]
Significant Shareholders:
Blackrock, Inc. 40 East 52nd Street New York, NY	4,605,193[3]	6.50%
FMR/Johnson 82 Devonshire Street Boston, MA 02109	5,288,506[4]	7.49%
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,691,738[5]	5.23%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
William J. Bartlett	13,075	*
Arnoud W.A. Boot	7,575	*
John F. Danahy	10,575	*
Christine R. Detrick	-	*
J. Cliff Eason	15,825	*
Alan C. Henderson	21,571[6]	*
Joyce A. Phillips	-	*
Frederick J. Sievert	15,375	*
Stanley B. Tulin	3,450	*
Named Executive Officers
A. Greig Woodring	444,725[7]	*
Jack B. Lay	116,572[8]	*
Paul A. Schuster	95,220[9]	*
Allan E. O'Bryant	20,827[10]	*
Donna H. Kinnaird	8,736[11]	*
All directors and executive officers as a group (19 persons)	1,004,762[12]	1.41%
*Less than 1%.

1.
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.

2.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.

3.	As reported on Schedule 13G/A filed January 30, 2014, Blackrock, Inc. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.

4.
As reported on a Schedule 13G/A filed February 14, 2014, FMR LLC is a holding company for Fidelity Management & Research Company, a registered investment advisor (“Fidelity”) and its shares are held directly and through certain direct and indirect wholly-owned subsidiaries. FMR LLC has the sole power to vote or direct the vote over 1,357,125 shares. Neither Edward C. Johnson III, Chairman of FMR LLC nor FMR LLC have sole power to vote or direct the voting of the shares owned directly by various Fidelity Funds, which power resides with the Funds’ Board of Trustees. Edward C. Johnson, 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 3,617,650 shares owned by the Funds.

5.	As reported on Schedule 13G/A filed February 12, 2014, The Vanguard Group shares dispositive voting power of 40,426 shares with Vanguard Fiduciary Trust Company, its wholly-owned subsidiary.

6.
Includes for Mr. Henderson 3,000 shares owned by Bess L. Henderson Trust, of which Mr. Henderson is trustee and primary beneficiary and 1,000 shares owned by the Henderson Family Trust, of which Mr. Henderson is trustee.

7.	Includes for Mr. Woodring 285,206 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

8.
Includes for Mr. Lay 81,464 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Lay shares voting and investment power for all of the shares with his spouse.

9.
Includes for Mr. Schuster 59,492 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Schuster shares voting and investment power with his spouse for 22,238 shares.

10.	Includes for Mr. O’Bryant 8,083 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

11.	Includes for Ms. Kinnaird 8,736 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

12.	Includes a total of 619,912 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2013.

ADDITIONAL INFORMATION

VOTING
If a quorum is present, the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to approve Items 1, 2 and 3 to act on any other matters properly brought before the meeting. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and proxies which are marked “abstain” or which deny discretionary authority on Items 2 and 3 will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively.
Under the current rules of the New York Stock Exchange, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Please note that previously, brokers were allowed to vote uninstructed shares in uncontested director elections or with regard to certain executive compensation matters. However, brokers now can no longer vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.

ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
This Proxy Statement and our 2013 Annual Report to Shareholders may be viewed online at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. You may request a physical copy of this Proxy Statement, form of proxy card and our Annual Report to Shareholders, without charge, by writing to us at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, Attention: Secretary.

Appendix A:

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under the Company’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on the Company’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED NET INCOME TO OPERATING INCOME
(DOLLARS IN THOUSANDS)
(UNAUDITED)
	TWELVE MONTHS ENDED DECEMBER 31
	2013	2012
GAAP net income	$418,837	$631,893
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	103,495	(21,418)
Capital (gains) losses on funds withheld:
Included in investment income	(8,345)	(11,134)
Included in policy acquisition costs and other insurance expenses	—	350
Embedded derivatives:
Included in investment related (gains) losses, net	(137,948)	(142,754)
Included in interest credited	(51,330)	29,314
DAC offset, net	63,966	30,131
Gain on repurchase of collateral finance facility securities	(30,229)	—
Operating income	$358,446	$516,382
	TWELVE MONTHS ENDED DECEMBER 31
	2013	2012
Diluted earnings per share from operating income	$4.95	$6.96
Earnings per share from net income:
Basic earnings per share	$5.82	$8.57
Diluted earnings per share	$5.78	$8.52
Weighted average number of common and common
equivalent shares outstanding	72,461	74,153
	AT DECEMBER 31
	2013	2012
Treasury shares	8,370	5,211
Common shares outstanding	70,768	73,927
Book value per share outstanding	$83.87	$93.47
Book value per share outstanding, before impact of AOCI	$69.66	$64.95

Reinsurance Group of America, Incorporated

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2014.

Vote by Internet

- Go to **www.investorvote.com/rga**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

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The Board of Directors recommends a vote FOR the following proposals.

	For	Withhold
01 - Christine R. Detrick	☐	☐
02 - Joyce A. Phillips	☐	☐

To elect three directors for terms expiring in 2017:

	For	Withhold
03 - Arnoud W.A. Boot	☐	☐
04 - John F. Danahy	☐	☐
05 - J. Cliff Eason	☐	☐

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2014.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of the 2014 Annual Meeting of Shareholders and the accompanying Proxy Statement.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such..

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

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01T0YA

Dear Shareholder:

We invite you to attend the 2014 Annual Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on May 21, 2014 at the Company's offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 at 2:00 p.m.

It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form below, detach it, and return it promptly in the envelope provided.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2013 Annual Report to Shareholders are available at:
http://www.rgare.com

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — REINSURANCE GROUP OF AMERICA, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint Jack B. Lay and William L. Hutton, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 21, 2014, commencing at 2:00 p.m., St. Louis time, at the Company's offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)